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INTERNAL COMMUNICATION FOR BETTER COOPERATION

Date:           November 24, 2004

To:    All ESOP Shareholders
From:  John Simmons
       Treasurer

Re:    Proxy Voting

As shareholders of Farmer Bros. Co. you should receive your Proxy Statement and Proxy Card this week. Please take the time to read the materials and VOTE. Complete your Proxy Card, SIGN it and MAIL it as soon as possible.

Does your vote matter?

Absolutely.

The ESOP controls the voting of 3,000,500 shares, 18.7% of the outstanding shares. To date, employees have been allocated 400,110 shares. You will vote your shares and the bank trustee will vote the shares not yet allocated in the same manner and proportion as those voted by the employees.

For example, if employees vote 90% of their shares in favor of any proposal, the independent trustee will vote 90% of the unallocated shares in favor of the proposal. As a group, you are actually voting the entire 3,000,500 shares.

You have a meaningful, and I would say vital voice in the outcome of the proxy voting.

So, please VOTE, and when you vote, we hope you agree with our Board of Directors that it's in the best interests of all Farmer Bros. employees to:



VOTE YES on Items 1 and 2